FOR IMMEDIATE RELEASE
John Climaco Resigns from PDI’s Board of Directors

Parsippany, N.J. - October 30, 2014 - PDI, Inc. (Nasdaq: PDII), a leading healthcare commercialization company, announced today that John Climaco has resigned from its board of directors effective October 29, 2014. He served in this role since October 2013.
Mr. Climaco most recently co-founded Axial Biotech, Inc., a venture-backed molecular diagnostics company specializing in spine disorders, in 2003, and served as the president, chief executive officer and board member until 2012. Mr. Climaco currently serves as a director on the boards of Digirad Corporation and Perma-Fix Environmental Services, Inc. Previously, he practiced corporate and tax law for six years with Fabian & Clendenin in Salt Lake City and earlier held the role of director of programming for Quokka Sports, a venture-backed online media company that went public in 1999.

About PDI, Inc.
PDI is a leading healthcare commercialization company providing superior go-to-market strategy and execution to established and emerging healthcare companies through its three core business units. The company's Sales Services business unit (CSO) is a leading provider of outsourced pharmaceutical, medical device and diagnostics sales teams. PDI's Product Commercialization Services, including Interpace Diagnostics, provides full product commercialization and is working to develop and commercialize molecular diagnostic tests leveraging the latest technology and personalized medicine for better patient diagnosis and management. Its Marketing Services division is a pioneer in insight-driven digital communication services and integrated multichannel message delivery. For more information about PDI, Inc. or Interpace Diagnostics, please visit http://www.pdi-inc.com and www.interpacediagnostics.com.

Contacts:

Media:
Caren Begun
Green Room Communications
(856) 424-2023
caren@greenroompr.com

Investors:
Bob East, Westwicke Partners
(443) 213-0500
bob.east@westwicke.com

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